AMN Healthcare Announces Third Quarter 2010 Results

SAN DIEGO, Nov. 4, 2010 /PRNewswire-FirstCall/ -- AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the third quarter of 2010. Financial highlights are as follows:

(Dollars in millions, except per share amounts)
	Q3 2010	% Chg Q3 2009	% Chg Q2 2010
Revenue	$176.3	6%	18%
Gross Profit	$48.3	6%	17%
Net Loss	($51.3)	NM	NM
Net Loss per Share	($1.48)	NM	NM
Adjusted EBITDA*	$9.8	(8%)	1%
Adjusted EPS*	$0.00	NM	NM
* See notes (2) and (4) under "Supplemental Financial and Operating Data" for a reconciliation of non-GAAP items. NM – Not meaningful

Key business highlights for the third quarter are as follows:

  The closing of the Medfinders acquisition expanded AMN's market share in temporary healthcare staffing by over 30%
  Consolidated revenues were up 18% sequentially. Excluding the impact of the acquisition, consolidated revenues were up 4% sequentially
  Nurse and Allied staffing revenues were up 5% sequentially and Locum Tenens and Physician Permanent Placement revenues were each up 3% sequentially, excluding the impact of the acquisition
  Our focus on Managed Services Programs is translating into industry-leading growth in Nurse and Allied staffing volumes
  SG&A levels as a percentage of revenues remain steady, excluding acquisition-related costs
  EPS was impacted by a $49.8 million non-cash impairment charge related to goodwill and certain other intangible assets from acquisitions prior to Medfinders, in addition to $5 million in financing costs and $6 million in integration costs related to the Medfinders acquisition during the quarter.

"All of our business segments delivered sequential organic growth for a second consecutive quarter. Contributing the most was our Nurse and Allied staffing business which posted a third consecutive quarter of growth. Our continued strategy of becoming a stronger partner with our clients through our Managed Services Programs is enabling AMN to deliver industry-leading growth amidst a modest economic and market recovery environment," said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare.

"We are also very excited about the short and long-term benefits added from the Medfinders acquisition.  In addition to the strengthening of our core staffing and recruitment businesses, we are now also the leader in providing clinical Managed Services Programs, which continues to be a capability increasingly desired by our clients.  Our ability to provide key strategic workforce solutions, which help healthcare organizations meet both their financial and patient care delivery goals, is a central part of our growth strategy.  Combining with Medfinders also allows AMN to achieve further cost efficiencies, revenue synergies and leverage best practices through the consolidation of operational functions," added Salka.

Third Quarter 2010 Results

For the third quarter of 2010 (which includes one month of financial results from the Medfinders acquisition), combined revenue was $176 million, an increase of 6% from prior year and up 18% from prior quarter. Revenue from one month performance of the acquisition contributed $21 million to the quarter.  Third quarter revenue for the Nurse and Allied staffing segment was $93 million, an increase of 13% from the same quarter last year and up 23% sequentially. Excluding the impact of the acquisition for the month of September, the Nurse and Allied segment third quarter revenue was $79 million reflecting a 5% sequential increase.  The Locum Tenens staffing segment generated revenue of $70 million, a decrease of 8% from prior year but up 6% sequentially. Third quarter Physician Permanent Placement revenue was $9 million, a decrease of 1% from prior year and up 4% sequentially.  Excluding the acquisition, the Locum Tenens and the Physician Permanent Placement segments reflected sequential increases of 3%.  Through the acquisition, the company introduced the new segment of Home Healthcare services in the third quarter, which generated revenue of $5 million in the month of September.

Gross margin in the third quarter of 2010 was 27.4%, consistent with prior year and a decrease of 20 bps compared to the previous quarter. The decrease as compared to prior quarter was mainly attributable to a decrease in Locum Tenens staffing gross margin offset by a higher gross margin from the acquired businesses which contributed 50 bps gross margin improvement in the quarter.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2010 were 26.5% as a percentage of revenue compared to 22.2% in the same quarter last year. Third quarter SG&A increased by $10 million over the same period in the prior year and increased by $12 million as compared to the prior quarter, due primarily to additional acquisition and integration related costs totaling $6 million and the  SG&A costs of the acquired business for the month of September which also totaled $6 million. Acquisition and integration related costs for the quarter include charges consisting mainly of severance payments related to workforce reductions and professional services fees incurred to assist with due diligence, accounting, tax, legal and other advisory services associated  with the acquisition and the related integration efforts.

In connection with the acquisition and the associated additional financing, the company incurred additional financing costs of which $5 million were charged directly to interest expense in the period.

Unrelated to the transaction, in accordance with accounting guidance on goodwill and other intangible assets, the company incurred $49.8 million in non-cash impairment charges relating to goodwill and certain other intangible assets resulting from prior acquisitions. These impairment charges are non-cash expenses and will not have any impact on the company's cash position, future cash flows or debt covenants.

Third quarter GAAP net loss per diluted common share was ($1.48) and included the negative impacts of ($1.25) of non-cash goodwill and other intangible asset impairment charges, ($0.13) of acquisition related charges and ($0.09) for the write off of financing costs. Third quarter GAAP net loss per diluted common share for the quarter also includes the impact of assumed accumulated dividends on the preferred securities issued in connection with the acquisition having an impact of ($0.01) per common share.

As of September 30, 2010, cash and cash equivalents totaled $2 million, compared to $27 million as of December 31, 2009. Total term debt outstanding, net of discount, as of September 30, 2010 was $217 million, with no borrowings on the revolver portion of the credit facility.

Business Trends and Outlook

Going into the fourth quarter, the Nursing and Allied staffing business continues to experience positive momentum overall. The strength of our Managed Services business is expected to help deliver slight sequential growth in the fourth quarter, overcoming the typical seasonal declines. The Physician businesses are expected to decline sequentially, in line with the typical seasonal trends. The Home Healthcare business is expected to experience a slight sequential decrease compared to historic levels. Consolidated revenues in the fourth quarter are expected to be between $215 million and $220 million, which is essentially flat on a pro forma basis compared with the third quarter. Gross margin is anticipated to increase nominally due to the inclusion of Medfinders for a full quarter.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation's largest provider of comprehensive healthcare staffing and workforce solutions. As the leading provider of travel nurse, per diem (local) nurse, allied and locum tenens (temporary physician) staffing and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States. AMN Healthcare is also the nation's largest provider of healthcare managed services programs and recruitment process outsourcing solutions. Settings staffed include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN Healthcare also provides home healthcare services in select regions. For more information, visit http://www.amnhealthcare.com.

Conference Call on November 4, 2010

AMN Healthcare Services, Inc.'s third quarter 2010 conference call will be held on Thursday, November 4, 2010, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1096 in the U.S. or (612) 332-0228 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on November 4, 2010, and can be accessed until 11:59 p.m. Eastern Time on November 24, 2010, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 173172.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding fourth quarter demand, revenue and gross margin, and the benefits of the Medfinders acquisition including its impact on operating efficiencies and revenue synergies. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2009 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Operations (dollars in thousands, except per share amounts) (unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Revenue	$ 176,313	$ 166,357	$ 149,282	$ 468,889	$ 615,092
Cost of revenue	127,995	120,749	108,111	339,356	451,824
Gross profit	48,318	45,608	41,171	129,533	163,268
	27.4%	27.4%	27.6%	27.6%	26.5%
Operating expenses:
Selling, general and administrative	46,762	36,933	34,594	113,306	124,853
	26.5%	22.2%	23.2%	24.2%	20.3%
Depreciation and amortization	3,787	3,495	3,163	10,248	10,404

Impairment and restructuring charges	49,782	6,200	--	49,782	186,977

Total operating expenses	100,331	46,628	37,757	173,336	322,234
Income (loss) from operations	(52,013)	(1,020)	3,414	(43,803)	(158,966)

Interest expense, net	8,793	2,063	2,583	14,013	6,582
Income (loss) before income taxes	(60,806)	(3,083)	831	(57,816)	(165,548)
Income tax expense (benefit)	(9,516)	(1,088)	694	(7,443)	(46,093)
Net income (loss)	$ (51,290)	$ (1,995)	$ 137	$ (50,373)	$ (119,455)

Net income (loss) per common share:
Basic	$ (1.48)	$ (0.06)	$ 0.00	$ (1.52)	$ (3.66)
Diluted	$ (1.48)	$ (0.06)	$ 0.00	$ (1.52)	$ (3.66)

Weighted average common shares outstanding:
Basic	34,777	32,630	32,760	33,397	32,609
Diluted	34,777	32,630	33,566	33,397	32,609

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009
Revenue
Nurse and allied healthcare staffing	$93,059	$82,140	$75,605	$243,855	$357,127
Locum tenens staffing	69,555	75,488	65,349	195,292	229,375
Physician permanent placement services	8,676	8,729	8,328	24,719	28,590
Home Healthcare	5,023	-	-	5,023	-
	$176,313	$166,357	$149,282	$468,889	$615,092

Reconciliation of Non-GAAP Items:

Segment Operating Income(1)
Nurse and allied healthcare staffing	$8,602	$4,592	$7,250	$24,586	$30,390
Locum tenens staffing	5,364	7,548	6,399	17,234	22,355
Physician permanent placement services	1,699	2,215	1,978	5,643	7,877
Home Healthcare	469	-	-	469	-
	16,134	14,355	15,627	47,932	60,622
Unallocated corporate overhead	6,353	3,749	5,916	17,997	15,446
Adjusted EBITDA(2)	9,781	10,606	9,711	29,935	45,176

Depreciation and amortization	3,787	3,495	3,163	10,248	10,404
Stock-based compensation	1,955	1,931	2,040	6,344	6,761
Acquisition related costs	6,270	-	1,094	7,364	-
Impairment and restructuring charges	49,782	6,200	-	49,782	186,977
Interest expense, net	8,793	2,063	2,583	14,013	6,582
Income (loss) before income taxes	(60,806)	(3,083)	831	(57,816)	(165,548)
Income tax expense (benefit)	(9,516)	(1,088)	694	(7,443)	(46,093)
Net income (loss)	$(51,290)	$(1,995)	$137	$(50,373)	$(119,455)

GAAP based diluted net loss per share (EPS)	$(1.48)	$(0.06)	$ 0.00	$(1.52)	$(3.66)
Adjustments:
Acquisition related costs	0.13		0.02	0.16
Impairment and restructuring charges	1.25	0.11		1.28	3.97
Financing costs	0.09			0.11
Impact of assumed preferred dividends(3)	0.01			0.01
Non-recurring legal expense					0.02
Adjusted diluted earnings per share (4)	$0.00	$0.05	$ 0.02	$0.04	$0.33

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009
Gross Margin
Nurse and allied healthcare staffing	25.7%	24.4%	25.5%	25.8%	23.9%
Locum tenens staffing	25.3%	27.2%	26.2%	25.9%	26.5%
Physician permanent placement services	56.2%	57.7%	56.9%	57.0%	59.5%
Home Healthcare	37.4%	N/A	N/A	37.4%	N/A

Operating Data:
Nurse and allied healthcare staffing
Average healthcare professionals on assignment (5)	3,220	2,704	2,475	2,733	3,951
Revenue per healthcare professional per day(6)	$314.09	$330.19	335.65	326.84	$331.10
Gross profit per healthcare professional per day(6)	$80.87	$80.50	85.66	84.47	$79.21

Locum tenens staffing
Days filled (7)	49,931	53,032	46,456	139,453	160,137
Revenue per day filled(7)	$1,393.02	$1,423.44	1,406.66	1,400.41	$1,432.37
Gross profit per day filled(7)	$352.54	$387.47	368.89	362.47	$379.76

  Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment and restructuring charges, unallocated corporate expenses, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.
  Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, impairment and restructuring charges, and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company's performance because it believes that adjusted EBITDA provides an effective measure of the company's results, as it excludes certain items that management believes are not indicative of the company's operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
  For purposes of calculating the loss per share for the three and nine months ended September 30, 2010, the calculation assumes the accrual of dividends on the preferred shares issued in connection with the Mefinders acquisition regardless of whether such dividends are declared or accrued. The impact of the dividend in the quarter from the date of the acquisition was to increase the loss per common share by $0.01 per share for the three months then ended.
  Adjusted EPS represents GAAP EPS excluding the impact of acquisition related costs, restructuring and impairment charges, financing costs, non-recurring legal expenses and accumulated preferred stock dividends. In addition, for purpose of the calculation it is assumed that shareholders have approved the conversion feature of the preferred stock. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net loss per share as an indicator of operating performance. Management believes such a measure provides a picture of the company's results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.
  Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
  Revenue per healthcare professional per day and gross profit per healthcare professional per day represent the revenue and gross profit of the company's nurse and allied healthcare staffing segment divided by average healthcare professionals on assignment, divided by the number of days in the period presented.
  Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company's locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc. Condensed Consolidated Balance Sheets (in thousands) (unaudited)
	September 30,	June 30,	December 31,
	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$ 2,077	$ 41,368	$ 27,053
Accounts receivable, net	128,247	89,746	89,150
Accounts receivable, subcontractor	15,778	7,309	348
Prepaid expenses	7,183	6,595	6,550
Income taxes receivable	3,422	2,666	3,900
Deferred income taxes, net	11,706	8,534	8,534
Other current assets	1,209	1,209	1,902
Total current assets	169,622	157,427	137,437
Restricted cash and cash equivalents	20,961	20,961	22,025
Fixed assets, net	23,195	17,103	19,970
Deposits and other assets	20,232	13,898	14,368
Deferred income taxes, net	6.648	-	-
Goodwill	157,351	79,868	79,868
Intangible assets, net	163,958	112,947	115,336

Total assets	$ 561,967	$ 402,204	$ 389,004

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 39,725	$ 28,294	$ 18,057
Accrued compensation and benefits	42,290	27,405	24,054
Current portion of notes payable	11,562	8,250	5,500
Deferred revenue	7,701	6,018	5,084
Other current liabilities	12,348	9,055	10,404
Total current liabilities	113,626	79,022	63,099

Notes payable, less current portion and discount	205,046	95,317	100,121
Deferred income taxes, net	-	406	789
Other long-term liabilities	61,118	52,488	54,151
Total liabilities	379,790	227,233	218,160

Preferred Stock	28,639	—	—
Stockholders' equity	153,538	174,971	170,844

Total liabilities and stockholders' equity	$ 561,967	$ 402,204	$ 389,004

	AMN Healthcare Services, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2010	2009	2010	2010	2009

Net cash provided by (used in) operating activities	$ (15,021)	$ 19,205	$ 6,546	$ 3,240	$ 93,150

Net cash provided by (used in) investing activities	(3,835)	(3,924)	462	(4,041)	(6,358)

Net cash used in financing activities	(20,462)	(16,157)	(2,211)	(24,209)	(75,531)

Effect of exchange rates on cash	27	9	4	34	44

Net increase (decrease) in cash and cash equivalents	(39,291)	(867)	4,801	(24,976)	11,305

Cash and cash equivalents at beginning of period	41,368	23,488	36,567	27,053	11,316

Cash and cash equivalents at end of period	$ 2,077	$ 22,621	$ 41,368	$ 2,077	$ 22,621

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

CONTACT: Amy C. Chang, Vice President, Investor Relations of AMN Healthcare Services, Inc., 1-866-861-3229